SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-19228

                             EAGLE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

         335 South Main Street, Statesboro, Georgia 30458(912)764-8900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

             Common Stock, Par Value $1.00 per share
       (Title of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)        [X]      Ruler 12h-3(b)(1)(ii)      [   ]
            Rule 12g-4(a)(1)(ii)       [   ]    Rule 12h-3(b)(2)(I)        [   ]
            Rule 12g-4(a)(2)(i)        [   ]    Rule 12h-3(b)(2)(ii)       [   ]
            Rule 12g-4(a)(2)(ii)       [   ]    Rule 15d-6                 [   ]
            Rule 12h-4(b)(1)(i)        [   ]
Approximate number of holders of record as of the certification or notice date:0

         Pursuant to the requirements of the Securities Exchange Act of 1934, PAB Bankshares, Inc., as successor to Eagle Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       PAB BANKSHARES, INC.

Date:    December 23, 1998             /s/ R. Bradford Burnette
       ---------------------           ------------------------
                                       R. Bradford Burnette
                                       President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.